EXHIBIT 99.1

Contact: John R. Christman
President and CEO
FC Banc Corp.
The Farmers Citizens Bank
Phone: (419) 562-7040
FAX: (419) 562-6526
E-mail: Christmanj@farmerscitizensbank.com
www.farmerscitizensbank.com

FOR IMMEDIATE RELEASE:

June 18, 2004

FC Banc Corp (“FCBC”), parent company of The Farmers Citizens Bank, today announced the results of the work of the Special Committee of the Board of Directors, a committee established to evaluate strategic alternatives which could enhance and maximize shareholder value.

The Committee, with the assistance of Austin Associates, LLC, of Toledo, Ohio, reviewed various strategic alternatives and determined the risks and rewards associated with each of such options. The study provided an assessment of FCBC’s ability to increase shareholder value through various strategies including an expansion strategy designed to enhance growth opportunities in core banking and other related fee income businesses and an analysis of entering into a merger or other form of business combination with another financial institution.

The Committee recommended, and the Board unanimously approved, a Plan of Action for 2004-2005 that adopts a strategy of remaining independent and focusing on loan and deposit growth, improvement in net interest margin and continuing efforts to contain overhead expense. Specific strategies may include, but not be limited to, the addition of loan officers, new branch locations, loan production offices or acquisitions of small banks or branches. During this time period, the Board may consider the feasibility of merging with a similar sized organization in order to achieve economies of scale, diversify markets, leverage capital and overhead structure, and increase the liquidity of FCBC shares, as appropriate.

In addition, President John Christman has previously announced the hiring of a new chief financial officer of the company, Mr. Robert W. Siegel, who joined the company on June 1. Mr. Siegel previously served as chief financial officer at First Federal Community Bank in Bucyrus, and was employed by Huntington Bank in Columbus prior to moving to Bucyrus.

Consistent with the Plan of Action, FCBC expects to announce the hiring of a new chief lending officer in the near term.

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Farmers Citizens Bank is a $150 million dollar bank, and a subsidiary of FC Banc Corp, providing financial services to its neighbors and friends in Crawford, Morrow, and Knox counties for 96 years through its four full services offices in Bucyrus, Cardington and Fredericktown, Ohio. FC Banc Corp is on the OTC BB under the symbol FCBQ.

When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance. The Company does not undertake — and specifically disclaims any obligation — to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.